Exhibit 99.1
Ovid Therapeutics Reports Business Updates and Second Quarter 2025 Financial Results
•Topline results from the OV329 Phase 1 safety, tolerability and biomarker study remain on track for a readout in Q3 2025
•$7.0 million royalty monetization agreement signed with Immedica Pharma AB for future ganaxolone royalties, delivering capital to the Company from a non-pipeline asset
•OV4071, the first ever oral KCC2 direct activator, is completing an IND-enabling package; Ovid anticipates first-in-human studies in Q2 2026
•Cash, cash equivalents and marketable securities of $38.3 million as of June 30, 2025 are expected to support currently planned operations and development programs into early 2H 2026
NEW YORK, August 13, 2025 -- Ovid Therapeutics Inc. (Nasdaq: OVID), a biopharmaceutical company dedicated to developing small molecule medicines for brain conditions with significant unmet need, today reported business updates and financial results for the second quarter ended June 30, 2025.
“Our pipeline continues to advance across multiple fronts, with several key readouts anticipated in the near and mid-term. We are on track to share Phase 1 safety, tolerability, and biomarker data for OV329, a potential best-in-class medicine for conditions driven by excess neuronal excitation, including treatment-resistant seizures and pain,” said Dr. Jeremy Levin, D.Phil., MB BChir., Chairman and CEO of Ovid Therapeutics. “Simultaneously, our KCC2 program is advancing well. We expect to read out safety and tolerability data for OV350, our first-in-human KCC2 direct activator, before the end of the year, setting the stage for our broader pipeline of oral KCC2 direct activators. We are also completing IND-enabling work for OV4071 and plan to initiate a Phase 1/1b healthy volunteer and patient study in early 2026. Collectively, these milestones may provide compelling de-risking evidence for drugging and directly activating a new target in the brain with substantial therapeutic opportunity.”

KEY PIPELINE AND BUSINESS UPDATES
OV329: Phase 1 Topline Readout Planned for Q3 2025
OV329, a next-generation GABA-aminotransferase (GABA-AT) inhibitor, is progressing through a Phase 1 clinical trial in healthy volunteers. Topline results, including pharmacodynamic (PD), safety, and exploratory target engagement data, are anticipated in late Q3 2025.
OV329 is rationally designed to be a safer, well tolerated inhibitor of GABA-AT, a validated mechanism of action for reducing neuronal excitation and thereby, seizures. It has been shown to endogenously increase levels of GABA, the major inhibitory neurotransmitter, in the brain. OV329 is intended to replace vigabatrin, a first-generation GABA-AT inhibitor that is associated with serious safety concerns, including irreversible ocular changes and blindness in some patients, which limits its clinical use.
OV329 is significantly more potent than vigabatrin and, in preclinical studies, demonstrated synaptic and extrasynaptic inhibition, along with anti-convulsant activity in nine different animal seizure models. At projected therapeutic doses, OV329 has demonstrated a potentially favorable therapeutic index and did not induce sedation. OV329 is being developed for the possible treatment of drug-resistant epilepsies (DREs), with broader potential across a range of indications in which neuronal hyperexcitation is implicated.
OV329: Clinical Development
Across previously completed cohorts, OV329 has been well tolerated, with no serious adverse events observed to date. The Company believes this emerging profile supports OV329’s potential as a novel treatment that leverages a validated mechanism of action (MOA), while addressing the safety limitations that have historically constrained broader clinical use of the first-generation GABA-AT inhibitor.
The Phase 1 study in healthy volunteers is designed with a highly rational biomarker-driven clinical development strategy that incorporates cutting-edge tools to evaluate central GABAergic activity. Several exploratory biomarkers are being used to assess OV329’s intended pharmacodynamic effects. These biomarkers include transcranial magnetic stimulation (TMS) to assess cortical inhibition, magnetic resonance spectroscopy (MRS) to measure GABA levels in the medial parietal lobe, and quantitative electroencephalography (EEG) to evaluate brainwave patterns. TMS has previously been studied in healthy volunteers treated with the first-generation GABA-AT inhibitor vigabatrin, providing a partially validated and clinically relevant comparator to help interpret OV329’s intended CNS effects. Together, these translational biomarkers offer early insights into pharmacodynamic effects and strengthen the foundation for a rational and differentiated anti-seizure development program.
Pending the results of the Phase 1 study, Ovid plans to initiate a Phase 2a trial in adults with treatment-resistant focal onset seizures. The development approach is intended to preserve flexibility to explore additional forms of DRE and select developmental and epileptic encephalopathies (DEEs) in both adult and pediatric populations.

Progressing a First-in-Class Portfolio of Oral KCC2 Direct Activators Toward the Clinic
The Company is making significant progress on its portfolio of first-in-class direct activators for the potassium-chloride cotransporter 2 (KCC2). KCC2 is a neuron-specific chloride transporter that plays a central role in regulating neuronal excitability and enabling GABA to exert its inhibitory effect. Ovid’s portfolio includes multiple unique molecules that have been shown to bind to and directly activate KCC2, reflecting a potentially differentiated, mechanism-based approach to addressing serious neurological and neuropsychiatric brain conditions. Direct activation is also believed to contribute to a preferable safety profile.
OV350 (Intravenous KCC2 Direct Activator): The Company is actively studying the first-ever KCC2 direct activator in healthy volunteers. The safety, tolerability and pharmacokinetic data for OV350 are anticipated to be available in Q4 2025. This milestone is designed to establish safety of this new class of potential medicines - direct activators of KCC2. Findings from this program are helping to guide Ovid’s development of its oral KCC2 candidates.
OV4071 (Oral KCC2 Direct Activator): IND-enabling activities are underway for OV4071, the Company’s first oral KCC2 development candidate. The Company remains on track to initiate a proof-of-concept clinical study early in 2026. OV4071 is initially being developed for the treatment of psychosis, including in Parkinson’s disease and Lewy body dementia—areas with substantial unmet need and a defined regulatory pathway.
Broader Oral KCC2 Portfolio: In addition to OV4071, the Company is advancing multiple oral and injectable KCC2 activator programs selected from its proprietary library.
Direct activation of KCC2 may be a promising new therapeutic approach to restore inhibitory tone in the brain and has potential utility across a broad range of disorders characterized by neuronal hyperexcitability.
Monetization of Ganaxolone Royalties Provides Strategic Capital
In June 2025, Ovid entered into an agreement with Immedica Pharma AB to sell its worldwide ganaxolone royalty rights and licensing for $7.0 million. This monetization covers 100% of royalty rights and includes the transfer or licensing of Ovid’s global ganaxolone intellectual property, with Immedica assuming associated patent maintenance and prosecution costs.
This capital transaction strengthens Ovid’s balance sheet, extends its operational runway, and enables the Company to focus capital and strategic efforts on its wholly owned small molecule pipeline. Ovid has not been pursuing active development of ganaxolone, and the transaction has no impact on its current pipeline programs.
BUSINESS STRATEGY AND UPDATES
Ovid expects its cash runway to support operations and clinical development programs into early second half 2026, during which time multiple pipeline and regulatory milestones are anticipated. These anticipated milestones include topline results for OV329 safety, tolerability and biomarker data (Q3 2025); potential initiation of a Phase 2a patient study for OV329 in drug-resistant epilepsies (Q1 2026); results from the Phase 1 study of OV350 (Q4 2025); and the potential initiation of a proof-of-concept trial for the first oral KCC2 direct activator, OV4071 (Q2 2026).

Given the breadth and depth of its pipeline, and the broad therapeutic opportunity it may yield, the Company will continue to explore a range of strategic options to accelerate development and offset costs, such as partnerships, co-development and regional opportunities for select programs, as well as monetizing equity positions, intellectual property and non-CNS applications of its candidates. The Company will continue to manage its clinical development programs, operations and cash expenditures with fiscal discipline to support the potential achievement of key value-creating clinical milestones.
Second Quarter 2025 Financial Results
•Cash, cash equivalents and marketable securities as of June 30, 2025 totaled $38.3 million.
•Revenues from royalty agreements were $6.3 million for the second quarter ended June 30, 2025, as compared to $169,000 for the same period in 2024.
•Research and development expenses were $6.5 million for the second quarter ended June 30, 2025, compared to $12.6 million for the same period in 2024. The decrease is related to the organizational restructuring in Q2 2024 to re-prioritize Ovid’s clinical and preclinical pipeline programs.
•General and administrative expenses were $4.9 million for the second quarter ended June 30, 2025, as compared to $8.1 million for the same period in 2024. The decrease was driven by the organizational restructuring and related cost-reduction efforts.
•Total operating expenses were $11.3 million for the second quarter ended June 30, 2025, as compared to $20.7 million for the same period in 2024.
•Ovid reported a net loss of $4.7 million, or basic and diluted net loss per share attributable to common stockholders of $0.06, for the second quarter of 2025, as compared to a net income of $8.5 million, or basic and diluted net income per share attributable to common stockholders of $0.12, for the same period in 2024.
About Ovid Therapeutics
Ovid Therapeutics Inc. is a New York-based biopharmaceutical company dedicated to developing small molecule medicines for brain conditions with significant unmet need. Ovid is advancing a pipeline of novel targeted small molecule candidates that modulate the intrinsic and extrinsic factors involved in neuronal hyperexcitability causative of multiple neurological and neuropsychiatric disorders. Ovid is developing: OV329, a next-generation GABA-aminotransferase inhibitor, as a potential therapy for treatment-resistant seizures and other undisclosed indications and; OV350, OV4071 and others within a library of compounds that directly activate the KCC2 transporter, for multiple CNS disorders. For more information about these and other Ovid research programs, please visit www.ovidrx.com.
Forward-Looking Statements
This press release includes certain disclosures by Ovid that contain “forward-looking statements” including, without limitation: statements regarding the expected timing of initiation, completion, and results and data of Ovid’s clinical studies; Ovid’s expectations regarding the duration of its cash runway and the expectation that it will support Ovid’s operations and development programs; the potential use and development of OV329, OV350, OV4071 and other compounds from Ovid’s library of direct activators of KCC2; the potential therapeutic opportunity of OV329, OV350, OV4071 and other compounds from Ovid’s library of direct activators of KCC2; the expected timing of initiation of a proof-of-concept trial for OV4071 and the submission to initiate clinical development; Ovid’s clinical pipeline strategy and plans for future clinical studies; the expected timing of IND-enabling and formulation efforts for molecules from its KCC2 direct activator library and related regulatory submissions; Ovid’s potential future business development opportunities; and other statements that are not historical fact. You can identify forward-looking statements because they contain words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “plan,” “potentially,” and “will,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances). Forward-looking statements are based on Ovid’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, uncertainties inherent in the preclinical and clinical development and regulatory approval processes, impediments to Ovid’s ability to achieve expected benefits of cost-savings efforts, risks related to Ovid’s ability to achieve its financial objectives, the risk that Ovid may not be able to realize the intended benefits of its business strategy, or risks related to Ovid’s ability to identify business development targets or strategic partners, to enter into strategic transactions on favorable terms, or to consummate and realize the benefits of any business development transactions or unanticipated or greater than anticipated impacts or delays due to macroeconomic and geopolitical conditions. Additional risks that could cause actual results to differ materially from those in the forward-looking statements are set forth under the caption “Risk Factors” in Ovid’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and in subsequent and future filings Ovid makes with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Ovid assumes no obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Condensed Consolidated Statements of Operations
Unaudited

(in thousands, except share and per share data)	For The Three Months Ended June 30, 2025	For The Three Months Ended June 30, 2024
Revenue:
License and other revenue	$6,272	$169
Total revenue	6,272	169
Operating expenses:
Research and development	6,465	12,582
General and administrative	4,880	8,104
Total operating expenses	11,345	20,686
Loss from operations	(5,073)	(20,517)
Other income (expense), net	389	29,038
(Loss) income before provision for income taxes	(4,684)	8,521
Provision for income taxes	—	—
Net (loss) income	$(4,684)	$8,521
Net (loss) income per share of Series A preferred stock, basic	$(64.73)	$118.07
Net (loss) income per share of Series A preferred stock, diluted	$(64.73)	$117.61
Weighted-average Series A preferred stock shares outstanding, basic and diluted	1,250	1,250
Net (loss) income per share of common stock, basic	$(0.06)	$0.12
Net (loss) income per share of common stock, diluted	$(0.06)	$0.12
Weighted-average common stock shares outstanding, basic	71,109,514	70,916,471
Weighted-average common stock shares outstanding, diluted	71,109,514	71,200,798
Select Condensed Consolidated Balance Sheet Data
Unaudited

(in thousands)	June 30, 2025	December 31, 2024
Cash, cash equivalents and marketable securities	$38,347	$53,075
Working capital(1)	33,165	45,418
Total assets	77,428	92,167
Total stockholders’ equity	55,789	68,226
(1)Working capital defined as current assets less current liabilities
Contact
Investor Relations & Media
Victoria Fort
VFort@ovidrx.com